Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S‑3 (Nos. 333‑283899 and 333‑180317) and Forms S‑8 (Nos. 333‑266266, 333‑260228, 333‑225392 and 333‑189512) of our reports dated March 12, 2026 with respect to the consolidated financial statements of MVB Financial Corp, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

New York, New York
March 12, 2026